Exhibit 99.1

NEWS
RELEASE

NASH FINCH CLARIFIES EARNINGS GUIDANCE FOR 2004

Outlook Excluding Certain Items Remains the Same

     MINNEAPOLIS (November 8, 2004) — Nash Finch Company (Nasdaq: NAFC), a leading national food distributor, today clarified the earnings outlook for fiscal 2004 provided in its quarterly earnings release issued on November 4, 2004. In that release, the Company estimated its diluted earnings per share, excluding certain items listed in the release, would range between $2.94 and $3.00 per share. The Company continues to be comfortable with this estimate, but wishes to clarify its derivation.

     The $2.94 to $3.00 estimate range reflects the Company’s belief that its net earnings for fiscal 2004 will range between $9.3 million and $10.1 million, or between $0.74 and $0.80 per diluted share. The $2.94 to $3.00 estimate range reflects the following adjustments to the estimated net earnings:

	Dollars
	in millions	Diluted EPS
Estimated Net earnings	$9.3 to $10.1	$0.74 to $0.80
Special charge from store dispositions (Q2 2004)	22.3	1.75
Store closure costs reflected in operations (Q2 2004)	2.0	0.16
Resolution of outstanding state and federal tax issues (Q3 2004)	(0.8)	(0.06)
Estimated call premium on senior subordinated notes (Q4 2004)	2.9	0.23
Estimated write-off of unamortized finance costs and original issuance discount on credit facility and senior subordinated notes (Q4 2004)	1.6	0.12
Total Adjustments	$28.0	$2.20
Estimated Adjusted Net Earnings	$37.3 to $38.1	$2.94 to $3.00

     In addition to the items shown above, the comparable list of reconciling items included in the November 4, 2004 press release included specific mention of after-tax earnings improvement of approximately $5.4 million, or $0.43 per diluted share, expected during the second half of 2004 as a result of the store closures the Company announced during the second quarter 2004. This earnings improvement, which is expected to be ongoing, is reflected in the $0.74 to $0.80 net earnings guidance provided above. The presentation provided above should be used rather than the presentation used in the November 4 release which included the effect of these operational improvements in the separate list of reconciling items.

     Nash Finch Company is a Fortune 500 company and one of the leading food distribution companies in the United States with nearly $4 billion in fiscal year 2003 revenues. Nash Finch’s food distribution business serves independent retailers and military commissaries in 27 states, the District of Columbia, Europe, Cuba, Puerto Rico, and Iceland. The Company also owns and operates retail stores primarily in the Upper Midwest. Further information is available on the Company’s website at www.nashfinch.com.

     The statements in this release that refer to anticipated financial results, improvements, plans and developments are forward-looking statements based on current expectations and assumptions, and entail risks and uncertainties that could cause actual results to differ materially from those expressed in such forward-looking statements. Important factors that could cause material differences include the Company’s ability to conclude a refinancing of its senior secured credit facility within the timeframe and on the terms currently anticipated; the effect of competition on the Company’s distribution and retail businesses; the Company’s ability to identify and execute plans to maximize the value of its remaining retail operations and to expand wholesale operations; general economic conditions; credit risk from financial accommodations extended to customers; the success or failure of new business ventures and initiatives; changes in consumer spending and buying patterns; risks entailed by expansion, affiliations and acquisitions; changes in vendor promotions or allowances; limitations on financial and operating flexibility due to debt levels and debt instrument covenants; adverse determinations or developments with respect to litigation, other legal proceedings or the SEC investigation; and other cautionary factors discussed in the Company’s periodic reports filed with the SEC. The Company does not undertake to update forward-looking statements to reflect future events or circumstances, but investors are advised to consult future disclosures involving these topics in our periodic reports filed with the SEC.

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Contact: LeAnne Stewart, 952-844-1060